Exhibit 10.2

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement and Amendment (this “Agreement”) is effective December 31, 2020 (the “Effective Date”) between GI Dynamics, Inc. (the “Company”) and Charles Carter (“Terminated Employee” or “Consultant”).

WHEREAS, Terminated Employee occupied a key position with the Company, and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of availability of services of Terminated Employee as a Consultant; and

WHEREAS, the Company desires to offer Terminated Employee a retention bonus to incentivize Terminated Employee to remain available as a Consultant to the Company; and,

WHEREAS, the Company and the Consultant are entering into a Consulting Agreement with an Effective Date of 31 December 2020 (the “Consulting Agreement”) which will dictate the terms and conditions of the post-termination consulting engagement; and,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	Retention Bonus. In an effort to secure Terminated Employee’s continued availability as a Consultant with the Company, and further subject to the terms and conditions described herein, the Company shall pay Terminated Employee $208,685, paid in one lump sum within seven (7) days following the Effective Date, less any and all applicable federal, state, local, foreign or other withholding taxes and all other authorized payroll deductions (the “Retention Bonus”). The Company and Terminated Employee expressly acknowledge and agree that the sole funding source of the Retention Bonus shall be the “Escrowed Funds,” as such term is defined by that certain Escrow Agreement between the Company and Verdolino & Lowey, P.C. The Company and Terminated Employee further acknowledge and agree that they shall work in good faith and take all necessary and reasonable steps under such Escrow Agreement to facilitate the release of such Escrowed Funds for the Retention Bonus due to Terminated Employee hereunder.

The Retention Bonus shall be in lieu of any Severance Benefits (described in Section 4 of this Agreement) that Terminated Employee may be eligible to receive under Section 7 of Terminated Employee’s Amended and Restated Offer Letter Agreement dated September 19, 2019 (the “Offer Letter”), and Terminated Employee is knowingly and expressly waiving and releasing Terminated Employee’s right to any such Severance Benefits.

The Retention Bonus will be subject to forfeiture by the Terminated Employee during the time periods described below only if the Consulting Agreement is terminated prior to March 31, 2021 for the following reasons:

(a)	By the Company for Cause. As used herein, “Cause” shall include (a) any breach by Consultant of the terms of this Agreement which is not cured within five (5) days of written notice thereof to Consultant from the Company, including but not limited to, Consultant being unable or unwilling to provide agreed services for the minimum required weekly hours, (b) any breach by Consultant of the terms of this Agreement which, by its nature, is not curable, (c) the willful failure or refusal of Consultant to carry out any Services requested by the Company that continues for five (5) days after written notice is given to Consultant of such failure, (d) Consultant’s acceptance and commencement of full-time employment, prior to the fulfillment of the Term as defined in that certain Consulting Agreement of even date herewith between the parties, or (e) the commission by Consultant of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

(b)	By the Consultant under circumstances that do not constitute Good Reason. As used herein, “Good Reason” shall include (a) the assignment of roles and responsibilities significantly different than the roles and responsibilities established for the Consultant when the Consultant was employed as Chief Financial Officer, Secretary and Treasurer of the Company and which is not mutually agreed to by both parties, or (b) the non-payment of invoiced amounts due to Consultant by the Company for a period in excess of thirty (30) days after the invoice was delivered by the Consultant to the Company, unless agreed to in writing by the Consultant.

Accordingly, in the event that the Consulting Agreement is terminated between the Effective Date and March 31, 2021 (the “Retention Bonus Period”) for any of the above listed reasons, then Terminated Employee shall be required to repay the Retention Bonus pursuant to the following schedule:

(a)	Prior to January 31, 2021: the entire retention bonus (i.e., $208,685.00).

(b)	Termination between February 1, 2021 and February 28, 2021: 2/3 of Retention Bonus to be repaid (i.e., 139,123.33).

(c)	Termination between March 1, 2021 and March 31, 2021: 1/3 of Retention Bonus to be repaid (i.e., 69,561.66).

Any such amounts due to be repaid as described above shall be paid by Terminated Employee to the Company within ten (10) days following the termination of the Consulting Agreement.

In the event that Terminated Employee’s Consulting Agreement is terminated for any reason after the conclusion of the Retention Bonus Period, or Terminated Employee’s Consulting Agreement is terminated by the Company during the Retention Bonus Period for reasons other than those listed above, then Terminated Employee shall not be required to repay any portion of the Retention Bonus to the Company.

2.	Consulting Engagement.

(a)	All terms related to the Consulting engagement are defined in the Consulting Agreement between the Company and the Consultant with an effective date of 31 December 2021 (the “Consulting Agreement”).

(b)	Independent Contractor Status. During the Consulting Term, Consultant shall act solely as an independent contractor hereunder and conduct Consultant’s operations as an independent contractor, and nothing in this Agreement shall be construed to render Consultant as an Employee of the Company during the Consulting Term. Consultant shall not be considered an Employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan, during the Consulting Term. The Company has no right to control or direct the details, manner or means by which Consultant performs the Consulting Services. Consultant understands and recognizes that during the Consulting Term, Consultant shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose, unless authority is expressly granted by Joe Virgilio to Consultant. The Company shall record Consulting Fee payments to Consultant on, and provide to Consultant, an IRS Form 1099, and the Company shall not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant agrees to pay all such taxes in a timely manner and as prescribed by law, and accepts exclusive liability for complying with all applicable state and federal laws governing self- employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Consulting Fee paid to Consultant hereunder.

(c)	Other Work. Consultant shall be free to provide consulting or employment services to entities or individuals other than the Company during the Consulting Term, provided that Consultant meets Consultant’s service obligations to the Company as described in the Consulting Agreement, and further provided that Consultant may not render services in a manner that violates any applicable agreements with the Company, including but not limited to the Nondisclosure, Non-solicitation and Noncompete Agreement dated 1 September 2019, that was executed between the Terminated Employee and the Company and which shall survive the signing of this Agreement and remain in effect pursuant to its terms.

3.	Waiver and Release. Terminated Employee agrees and acknowledges that by signing this Agreement, Terminated Employee is eligible to receive certain benefits to which Terminated Employee would not otherwise be entitled following his separation from the employment relationship, including but not limited to benefits related to the Company’s agreement to engage Terminated Employee in a consulting relationship with the Company, as well as payment of the Retention Bonus, and in exchange for the payments and other good and valuable consideration set forth herein, Terminated Employee is knowingly and expressly waiving and releasing Terminated Employee’s right to receive:

(a)	Any Performance Bonus described in Section 4 of the Offer Letter for work performed during 2020;

(b)	Any payments or benefits described in Section 7(b) of the Offer Letter (the “Severance Benefits”), and is further waiving and releasing Terminated Employee’s right to assert any form of legal claim against the Company with respect to such Severance Benefits, whether seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery related to such payments, including but not limited to any claim for breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery related to the Severance Benefits. Provided, however, that nothing contained herein is intended to release the Company from its obligations under this Agreement or prevent Terminated Employee from asserting a legal claim to enforce the terms of this Agreement;

(c)	Release of All Claims. Terminated Employee, for Terminated Employee and Terminated Employee’s heirs, assigns, and all persons and entities claiming by, through, or under Terminated Employee, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold harmless the Company and its Affiliates, including current and former officers, directors, and employees (hereinafter referred to, both individually and collectively, as “Releasees”) of and from any and all claims, liabilities, charges, demands, grievances, lawsuits, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Terminated Employee has, had, or may claim to have against Releasees (hereinafter collectively referred to as “Claim(s)”);

(d)	The release, discharge, and agreement to hold harmless set forth in Section 3(c) includes, without limitation, any Claim(s) that Employee had, has, or may claim to have against Releasees:

a.	for wrongful or constructive discharge or termination, negligent or intentional infliction of emotional distress, breach of express or implied contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, promissory estoppel, detrimental reliance, retaliation, tortious interference with contract or prospective economic advantage, invasion of privacy, whistleblower protection, hostile work environment, personal injury (whether physical or mental), or any other Claim(s), whether arising in tort or in contract;

b.	for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, all claims under Titles 29 and 42 of the United States Code, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or any other federal, state, or local law prohibiting discrimination, harassment, or retaliation on the basis of race, color, national origin, religion, age, sex, sexual orientation, gender identity, disability, veteran status, or any other protected group status;

c.	for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act arising on or before the date of this Agreement; and/or

d.	arising under the Employee Retirement Income Security Act (“ERISA”);

e.	arising under the Family and Medical Leave Act (“FMLA”);

f.	arising under any state or local employment and antidiscrimination law;

g.	arising under the Dodd-Frank Wall-Street Reform and Consumer Protection Act or other whistleblower protection to the full extent allowed by law;

h.	for unpaid wages, bonuses, commissions, or other compensation of any type or kind to the full extent allowed by law;

i.	for attorney’s fees and/or costs;

j.	for any other Claim(s) in any way related to or arising out of Terminated Employee’s employment with the Company or the termination of that employment; or

k.	Arising under the federal Worker Adjustment and Retraining Notification Act (29 U.S. Code Chapter 23)(“WARN Act”) and similar Massachusetts state laws.

(e)	Nothing in this Agreement waives Terminated Employee’s rights, if any, to (i) continue Terminated Employee’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan, (ii) any vested rights that Terminated Employee may have under any employee pension or welfare benefit plan in which Terminated Employee participated as an employee of the Company, and/or (iii) any claims Terminated Employee has or may claim to have for worker’s compensation or unemployment benefits, and/or (iv) any claims that are non-waivable by law.

(f)	Exclusion for Certain Claims. Notwithstanding the foregoing, the Company and Terminated Employee agree that the releases set forth above do not apply to any claims arising after the Effective Date, nor does anything herein prevent Terminated Employee or the Company from instituting any action to enforce the terms of this Agreement. The Parties agree and acknowledge that the releases and waivers set forth above do not prevent Terminated Employee from filing a charge of discrimination with or from participating or otherwise cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other comparable federal, state, or local agency relating to any claim or allegation of unlawful discrimination, harassment or retaliation.

Notwithstanding the foregoing, Terminated Employee agrees that, to the full extent allowed by law, Terminated Employee is not entitled to, and hereby waives any right to, recover compensation, damages, or any other form of relief of any type or kind and/or reinstatement to employment that may be awarded or ordered by any court or administrative agency to or for Terminated Employee’s benefit arising from or relating to any Claim(s) released by Terminated Employee under this Agreement. Terminated Employee further specifically acknowledges and agrees that Terminated Employee is waiving, on behalf of Terminated Employee and Terminated Employee’s attorneys, all claims for fees and expenses and court costs.

(g)	Full and Complete Release. Terminated Employee understands and agrees that Terminated Employee is releasing and waiving any Claim(s) that Terminated Employee does not know exists or may exist in Terminated Employee’s favor at the time Terminated Employee signs this Agreement which, if known by Terminated Employee, would materially affect Terminated Employee’s decision to sign this Agreement. Nonetheless, for the purpose of implementing a full and complete release of all Claim(s), Terminated Employee expressly acknowledges that the releases set forth herein are intended to include, without limitation, all Claim(s) that Terminated Employee does not know or suspect to exist in Terminated Employee’s favor and that the releases set forth herein include the release and extinguishment of any such Claim(s).

4.	Terminated Employee agrees and covenants not to sue or prosecute any claim that might now or ever be asserted arising out of, or pertaining to, his employment with the Company and any of its predecessors or affiliates.

5.	Other Rights and Agreements. This Agreement, in conjunction with the Consulting Agreement and the Nondisclosure, Non-solicitation and Noncompete Agreement dated 1 September 2019, contains the entire understanding of the Company and Terminated Employee with respect to the subject matter hereof, and supersedes any other agreement, including but not limited to, the Offer Letter, or any statement made to Terminated Employee (written or oral) in this regard.

6.	Modification; Waiver. This Agreement may be modified or revised only by written agreement signed by an authorized officer of the Company and Terminated Employee. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time in the future.

7.	Binding Effect. This Agreement shall be binding on Terminated Employee and Terminated Employee’s executor, administrator and heirs. Terminated Employee may not assign his obligations or payment rights under this Agreement. This Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

8.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHARLES R. CARTER		GI DYNAMICS, INC.

/s/ Charles R. Carter		By:	/s/ Joseph Virgilio
Signature			Name: Joseph Virgilio
Title: Chief Executive Officer

Date:	January 8, 2021	Date:	January 11, 2021